FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Inc. Shareholders

Approve “Going Private” Transaction

Hollywood, CA (May 29, 2014) – Frederick’s of Hollywood Group Inc. (OTCQB: FOHL) (the “Company”) announced that its shareholders approved, at a special meeting of shareholders held yesterday, the previously disclosed merger agreement that provides for the acquisition of the Company by a group consisting of HGI Funding LLC, a wholly owned subsidiary of Harbinger Group Inc., and certain of the Company’s other common and preferred shareholders (the “Rollover Shareholders”). The Rollover Shareholders as a group beneficially own approximately 88.9% of the Company’s common stock. The acquisition will be accomplished through FOHG Holdings, LLC, an entity controlled by the Rollover Shareholders that was formed for the purpose of the transaction.

The merger was approved by over two-thirds of the aggregate voting power of the Company’s common stock outstanding at the close of business on the record date for the special meeting. The total transaction is valued at approximately $24.8 million.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; satisfaction of the various conditions to the closing of the transaction contemplated by the merger agreement; and the other risks that are described from time to time in the Company’s SEC reports. Except as otherwise required by the securities laws, the Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 94 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com

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